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                                                                  Exhibit (h)(2)
                                 THE GALAXY FUND

                            ADMINISTRATION AGREEMENT
                                 Amendment No. 1


                                                         _________________, 2002

Fleet Investment Advisors Inc.
100 Federal Street
Boston, Massachusetts  02109

Dear Sirs:

     This letter is to confirm that the undersigned, The Galaxy Fund (the "Trust"), a Massachusetts business trust, has agreed that the Administration Agreement between the Trust and Fleet Investment Advisors Inc. ("Fleet") dated as of July 1, 2002 (the "Agreement") is herewith amended to provide that Fleet shall be the administrator for the Trust's New Jersey Municipal Money Market Fund, Florida Municipal Money Market Fund and Institutional Prime Money Market Fund on the terms and conditions contained in the Agreement.

     If the foregoing is in accordance with your understanding, will you so indicate by signing and returning to us the enclosed copy hereof.


                                                          Very truly yours,

                                                          THE GALAXY FUND

                                                          By:
                                                               ----------------
                                                          Name: John T. O'Neill
                                                          Title: President

Accepted:

FLEET INVESTMENT ADVISORS INC.


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